Exhibit 99.1

January 25, 2008

Barrier Therapeutics Announces Top Management Succession Plan

Alfred Altomari, Barrier’s Chief Operating Officer, to succeed Dr. Geert Cauwenbergh,

Founder and Chief Executive Officer, effective March 31, 2008

Barrier Therapeutics Inc. announced today that, in line with its strategy to continue the aggressive commercialization of its internal and acquired dermatological products, Mr. Alfred Altomari, the Chief Operating Officer of the Company, will succeed Dr. Geert Cauwenbergh, Founder and Chief Executive Officer of the Company, on March 31, 2008. Dr. Cauwenbergh will continue to serve on the Board of Directors of the Company. Mr. Altomari will join him on the Board, effective immediately, filling the current vacancy on the Board of Directors. During the coming two months, Mr. Altomari and Dr. Cauwenbergh will work closely together to assure an effective and smooth transition of responsibilities.

In September 2001, Dr. Cauwenbergh incorporated Barrier Therapeutics, based on a broad and deep R&D pipeline of proprietary and innovative dermatological products and a global exclusive license from Johnson & Johnson to complete development and commercialize these products. He guided the Company through an IPO in the spring of 2004, and succeeded in attaining FDA approval for two products in 2006. The first product is currently marketed as Vusion, and it is the only product thus far to be approved by the FDA for diaper dermatitis complicated by candidiasis. The second is Xolegel, the first waterless gel product approved by the FDA for treatment of seborrheic dermatitis. Geert’s vision, supplemented with acquired products, has transformed the Company from a pure research and development company into a fast growing therapeutic dermatology company with estimated revenues in 2007 of $23-25 million and previously disclosed forecasted revenues in 2008 of between $46 and $50 million.

“Considering the enhanced focus on our commercial activities, this is the right timing, and a great opportunity for the Company,” said Dr. Geert Cauwenbergh. “I am convinced that Al is the right person in the right place at the right time.”

“Geert has provided great leadership for the Company over the past six years,” said Al Altomari. “In addition to the commercial emphasis in our Company’s strategy, I will work to make sure that the exciting pipeline of drugs in development continues to receive focused attention in the coming years, through continued internal development efforts as well as through value-added strategic partnerships.”

Mr. Altomari has served in a variety of capacities at Barrier Therapeutics since he joined the Company in July 2003, from Johnson & Johnson, where he headed up the Ortho-Neutrogena dermatological franchise. He started at Barrier Therapeutics as Vice President of Business Development, and moved rapidly into the position of Chief Commercial Officer and later Chief Operating Officer. In this position, Mr. Altomari created a solid commercial organization, including a 60 person specialty pharmaceutical sales force with focus on dermatology. Under his leadership, the commercial organization launched three products in a 16-month time span between July, 2005, and November, 2006. He also negotiated a co-promotion relationship for Vusion with Novartis Consumer that resulted in strong accelerated growth for that product in the US market in 2007.

About Barrier Therapeutics

Barrier Therapeutics, Inc. is a pharmaceutical company focused on the development and commercialization of products in the field of dermatology. Barrier Therapeutics currently markets three pharmaceutical products in the United States: Xolegel® (ketoconazole, USP) Gel, 2%, for seborrheic dermatitis; Vusion® (0.25% miconazole nitrate, 15% zinc oxide, 81.35% white petrolatum) Ointment, for diaper dermatitis complicated by documented candidiasis; and Solage® (mequinol 2.0%, tretinoin 0.01%) Topical Solution, for solar lentigines. Barrier Therapeutics has other product candidates in various stages of clinical development for the treatment of a range of dermatological conditions, including onychomycosis, psoriasis, acne, skin allergies, and superficial fungal infections. The company is headquartered in Princeton, New Jersey and has wholly-owned subsidiaries in Geel, Belgium. More information about Barrier Therapeutics can be found on its corporate website at: www.barriertherapeutics.com. Xolegel, Vusion and Solagé are trademarks of Barrier Therapeutics, Inc.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expected financial performance during 2007 and 2008. Forward-looking statements provide Barrier’s current expectations or forecasts of future events. Barrier’s performance and financial results could differ materially from those reflected in these forward-looking statements due to the marketplace acceptance of Barrier’s products, Barrier’s ability to execute its commercial and clinical strategy, the decisions of regulatory authorities, the results of clinical trials and strategic decisions regarding its pipeline, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries generally. For a discussion of these and other risks and uncertainties that may effect the forward-looking statements, please see the risk factors in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Barrier undertakes no obligation to update publicly any forward-looking statement.

In addition, please note that success in clinical trials does not mean that subsequent trials will confirm earlier findings. No assessment of the efficacy or safety of any product candidate can be considered definitive until all clinical trials needed to support a submission for marketing approval are complete.

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